Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS AGREEMENT is to be effective as of the Effective Date (as defined below), by and between Assured Guaranty U.S. Holdings, Inc., a Delaware corporation (the “Company”) and Sean W. McCarthy (the “Executive”);

WHEREAS, Assured Guaranty Ltd., a Bermuda company (“AGL”), the parent of the Company, has entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Dexia Holdings, Inc. and Dexia Credit Local S.A. to purchase Financial Security Assurance Holdings Ltd. (“FSA”) and all of its subsidiaries (the “Acquisition”), and prior to the Acquisition, the Executive has been employed by FSA; and

WHEREAS, upon the consummation of the Acquisition (the “Closing”), and contingent upon the occurrence of the Closing, the Company wishes to employ the Executive, and the Executive wishes to be employed by the Company under the terms and conditions set forth below, effective as of the date of such Closing (the “Effective Date”);

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (the “Parties”) hereby agree as follows:

1.          Employment

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the term of this Agreement as set forth in Section 2 below, in the position and with the duties and responsibilities set forth in Section 3 below, and upon such other terms and conditions as are hereinafter stated.  However, the effectiveness of this Agreement is contingent on the occurrence of the Closing, and neither party shall have any rights or obligation under this Agreement unless such Closing occurs.

2. Term and Place of Performance

The term of the Agreement shall commence as of the Effective Date and shall continue through the close of business on third anniversary of the Effective Date, subject to the terms and conditions of this Agreement (“Initial Term”).  This Agreement shall automatically renew for a one-year term after the Initial Term, and each succeeding twelve months thereafter, unless either party gives notice in writing at least 30 days prior to the expiration of the Initial Term or succeeding one year term of its intention not to renew the Agreement.  If non-renewal is at the option of Executive, it shall be treated as a Voluntary Termination.  If non-renewal is at the option of Company, it shall be treated as a Termination Without Cause as that term is defined in Section 9(d) herein.

3. Positions, Duties, and Time Devoted to the Company & the Affiliates.  Other Obligations.

(a) During the term of the Agreement, the Executive shall be employed as the President and Chief Operating Officer of the Company, with such powers and duties normally attendant to such offices and such other duties as may be assigned to the Executive by the Chief Executive Officer of the Company.  The Executive will be identified as an executive officer in the AGL annual report on Form 10-K.  The following business segments of the Company will report directly to the Executive: direct fixed income investor relations and communications, direct segment public finance, structured finance and surveillance.  Direct segment communications functions will also report to the Executive, although the primary reporting relationship for these functions will be with a person other than the Executive.  The Executive will be a member of the direct credit committee(s).  Executive shall report to the Chief Executive Officer of the Company.

(b) The Executive agrees to remain in the employ of the Company during the term of this Agreement, to devote his full business time exclusively to the business affairs of the Company, and to perform his duties faithfully.  Subject to the demands of his position with the Company, the Executive shall be permitted to:

(i) deliver lectures and fulfill speaking engagements; and

(ii) engage in industry, charitable and community activities; provided, however, that any expenses, such as for travel, incurred by the Executive in connection with such activities shall be for the personal account of the Executive and shall not be reimbursed by the Company, unless based on managements’ view it is done for the overall benefit of the Company in forwarding its image, business abilities or quality of staff.

(c) The Parties expect that the Executive’s duties will include providing services for both the Company and certain of the Affiliates, as determined by the Board of Directors of AGL (the “Board”).

4. Salary

For services rendered by the Executive to the Company during the term of this Agreement while he is employed by the Company, the Executive shall be paid a minimum annual base salary at a rate of $500,000.  The annual base salary shall be paid on a semi-monthly basis by the Company.  The Company and the Affiliates will fund the salary specified above in proportion to the percentage of time Executive performs work for each company.

5. Annual Performance Incentive Plan

Subject to the terms and conditions of this Agreement, once a year during the Initial Term, with respect to years ending before the end of the Initial Term, the Compensation Committee of the Board (the “Compensation Committee”) will annually consider awarding a cash bonus to the Executive within the range of 300% of his annual salary (a “Target Bonus”).  The Compensation Committee will annually take into account any factors it deems relevant, including, without limitation, the Company’s and the Executive’s performance, and grant the Executive a cash bonus above or below the Target Bonus.  The Executive’s annual bonus opportunities will, subject to the evaluation of individual performance, be consistent with other executive officers of the Company.

6. Long-Term Incentive Awards and FSA Equity

(a) Sign On Award- The Executive will be granted an option to purchase 100,000 ordinary shares of AGL stock on the Effective Date, with a per-share exercise price equal to the per-share closing price of a AGL ordinary share on the New York Stock Exchange on the Effective Date (or, if the shares are not traded on that date, the next preceding date on which the shares are traded); provided that option grants will be subject to availability of ordinary shares under the AGL 2004 Long-Term Incentive Plan, as amended or its successor (the “LTIP”).

(b) Annual Long-Term Incentive Awards—The Executive will participate in the LTIP and the Performance Retention Plan, consistent with the awards granted to other executive officers of the Company, and subject to the evaluation of the Executive’s individual performance by the Compensation Committee.  All Long-Term Incentive awards will be subject to the terms and conditions of the LTIP, and all Performance Retention awards will be subject to the Performance Retention Plan.  Equity awards granted to Executive under the LTIP shall not be inconsistent with the terms of this Agreement and to the extent that such awards include terms that are not addressed in this Agreement the terms of said awards shall apply in full force and effect.

(c) Retirement—If Executive retires at age 55 or older from the Company and has at least five years of service with the Company, any restricted ordinary shares of AGL stock and options to purchase ordinary shares of AGL stock held by Executive upon retirement will continue to vest in accordance with the schedules set forth in the award grants, will be exercisable until the expiration of their original term, and will otherwise be subject to the provisions of the applicable LTIP.

(d) FSA Shares - At the time of Closing, and in accordance with the terms of the Settlement Agreement, the FSA share units credited to the Executive’s account under the Financial Security Assurance Holdings Ltd. 1989 Supplemental Executive Retirement Plan (the “SERP”) will be canceled and the Executive’s account under the SERP will be credited with AGL share units.  Thereafter, the Executive’s rights with respect to his SERP account (including, without limitation, rights to vesting and distribution) will continue to be determined in accordance with the terms of the SERP.

(e) Other-  Nothing in this Agreement shall be construed to require the Company or any other person to take steps or not take steps (including, without limitation, the giving or withholding of consents) that would result in a Change in Control (as defined below).

7.  Employee Benefits

(a) During the term of his employment, the Executive shall be entitled to participate in the Company’s retirement plan, supplemental retirement plan, hospitalization plan, major medical plan, dental plan, group-term life insurance plan, accidental death and dismemberment plan, and such other employee benefits programs consistent with such benefits offered currently to other senior executives of the Company, subject to satisfaction of all eligibility requirements of general applicability and all other terms and conditions of the plans; except that during a transition period determined by the Company (but not longer than one year after the Closing), in the discretion of the Company, the Executive will continue to be covered by one or more FSA benefit plans in lieu of being covered by the corresponding plan or plans of the Company.

(b) The Executive shall be entitled to five weeks of vacation in a full calendar year.  Unused vacation days shall expire as of the last day of each one year period and may not be accumulated, carried forward or redeemed for other compensation.

(c)  The Company and/or the Affiliates will fund the benefits specified above in proportion to the percentage of time Executive performs work for each company.

8. Business Expense Reimbursement. Accommodation. Other Perquisites

(a) During the term of his employment, the Executive shall be entitled to be reimbursed by Company for all reasonable out-of-pocket travel and entertainment expenses incurred by him in performing services under this Agreement, provided that the Executive submits reasonable documentation with respect to such expenses.

(b) During the term of his employment, Executive shall be entitled to reimbursement for the reasonable cost of any tax preparation service and financial planning.

(c) The Executive shall be indemnified by the Company and AGL in accordance with their respective Articles of Incorporation.

(d) This Agreement includes the Gross—Up provisions set forth in Exhibit B hereto which are incorporated herein by reference.

(e)  Payment of reimbursement amounts (including, without limitation, payments under paragraph (c) above (relating to indemnification)) and the provision of in-kind benefits by the Company under this Agreement that constitute Deferred Compensation shall be subject to the following:

(i)  Such reimbursements shall be made promptly after the Executive submits reasonable evidence of having incurred the amounts subject to reimbursement, provided that the Executive is required to provide such evidence no later than October 31 of the calendar year following the year in which such expenses are incurred (or such earlier date that is generally applicable, or such later date, established by the Company that is not later than the end of the calendar year following the year in which such expenses are incurred), and shall be paid by the Company not later than the last day of the calendar year following the year in which such expenses are incurred.

(ii)  To the extent required to avoid accelerated recognition of taxable income or imposition of additional tax under Code section 409A, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii)  To the extent that the Executive is eligible for reimbursement of tax liability with respect to taxes paid by the Executive, such reimbursement shall be made no later than the end of the calendar year following the calendar year in which the taxes are remitted to the taxing authority.

(iv)  The Executive’s right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9. Termination of Employment

(a) Termination Due to Death.

In the event of the Executive’s death during the term of his employment hereunder, the estate or other legal representative of the Executive shall be entitled to:

(i) continuation of the Executive’s annual base salary provided in Section 4 above through the last day of the month in which the Executive dies;

(ii) any rights and benefits available under any employee benefits plans, policies, and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the date of the Executive’s death.

(b) Termination Due to Disability.

In the event the Executive’s employment by the Company is terminated because he is adjudged by the Compensation Committee to be disabled within the meaning of the Company’s long-term disability plan, the Executive shall be entitled to:

(i) continuation of the annual base salary provided in Section 4 above through the last day of the month in which the Executive’s employment with the Company terminates due to disability;

(ii) any rights and benefits available under any employee benefits plans, policies, and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the date of the Executive’s termination of employment.

(c) Termination by the Company for Cause.

(i) The employment of the Executive under this Agreement may be terminated by the Company for Cause.  For purposes of this Agreement, “Cause” shall mean;

(A) conviction or admission of guilt by the Executive of a felony involving moral turpitude;

(B) violations of Section 10 or 11 of this Agreement; or

(C) the Executive, in carrying out his duties, has been guilty of (1) a willful, serious, and continued failure to perform his duties, (2) willful and serious misconduct or (3) a willful and material breach of the Company Code of Conduct; provided, however, that any act, or failure to act, by the Executive shall not constitute Cause for purposes of this Section 9(c)(i)(C) if such act or failure to act, was committed, or omitted, by the Executive in good faith and in a manner he reasonably believed to be in the best interests of the Company.

(ii) In the event of a termination of the Executive’s employment for Cause under Section 9(c)(i) above, the Executive shall be entitled only to:

(a) continuation of the annual base salary provided in Section 4 above through the date on which termination for Cause occurs; and

(b) any other rights and benefits, if any, available under employee benefit plans, policies, and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies, and practices, as in effect on the date of his termination of employment.

(d) Termination Without Cause

(i) Anything in this Agreement to the contrary notwithstanding, the Executive’s employment may be Terminated Without Cause as provided in this Section 9(d).  Termination Without Cause shall mean either (1) a termination of the Executive’s employment by the Company (other than a termination due to death as described in Section 9(a) above, disability as described in Section 9(b) above, or a Termination For Cause as described in Section 9(c) above); or (2) a termination due to Good Reason Resignation as defined as follows: Good Reason Resignation shall mean termination of employment that is voluntary on the part of the Executive but is due to:  (i) a significant reduction of the Executive’s responsibilities, title or status resulting from a  change in such title or status, or from the assignment to the Executive of any duties inconsistent with his title, duties, or responsibilities; (ii) a reduction in the Executive’s salary, bonus potential, or a material reduction of benefits, or (iii) relocation of the Executive’s base of operations from the New York City metropolitan area (provided that this clause (iii) shall not preclude the Executive from being required to travel on behalf of the Company or its Affiliates); but only if the conditions described in clause (i), (ii) or (iii) constitute a material negative change to the Executive in the service relationship, as that phrase is used in Treas. Reg. §1.409A-1(n)(2)(i).

(ii) In the event there is a Termination Without Cause of the Executive’s employment, the Executive shall be entitled to:

(A) continuation of the annual base salary provided in Section 4 above until the date which is twenty-four months after the last day of the month in which such termination occurs (“Payment Period”); provided, however, that payments pursuant to this Section 9(d)(ii)(A) are subject to the provisions of Section 12 and provided, however, that any payments made with respect to any month by the Company under paragraphs 4, 5, 6, and 7(b) herein after Executive’s termination of employment will reduce by an equal amount any payments to be made hereunder as salary continuation for that month;

(B) continuation of coverage under the employee benefit plans of the Company in which the Executive was participating at the time of his termination of employment for the period of salary continuation under Section 9(d)(ii)(A) above; provided, however, that (1) except as required by applicable law, any such continued coverage shall terminate upon the subsequent full-time employment of the Executive, and (2) if the Company is unable to continue such coverage, then it shall provide the Executive with economically equivalent employee benefits to the extent such benefits are reasonably available.

(iii) At the discretion of the Compensation Committee, to the extent that amounts payable under Section 9(d)(ii)(A) are not Deferred Compensation, the present value of any amounts payable under Section 9(d)(ii)(A) to the Executive above may be paid to the Executive in a lump sum.  The interest rate used in determining the present value shall be the interest rate on one-year United States Treasury Bills at the auction of such instruments nearest in time to the date of the Executive’s termination of employment under this Section 9(d).  Any such lump sum payment by the Company to the Executive shall not affect the obligation of the Company as otherwise provided in Section 9(d)(ii)(B) above to provide continuation coverage under the employee benefit plans.

(iv) During the Payment Period, Executive shall make a good faith effort to seek other employment.  If Executive attains other employment during the Payment Period, he shall so notify Company and any compensation paid to Executive by his new employer shall reduce, by an equivalent amount, the payments required to be made under Section 9(d)(ii)(A).

(v) The obligation of the Company to make or provide the payments and benefits set forth in this Section 9(d) shall be strictly conditioned on the Executive executing and returning to the Company a general release and waiver of all claims against the Company in the form as submitted by the Company in substantially the form set forth as Exhibit C, and on such release being returned and becoming irrevocable not later than the 15th day of the third calendar month following the Executive’s termination of employment (or such later time as may be permitted by the Company); provided that to the extent benefits provided pursuant to this Section 9(d) would constitute Deferred Compensation, such benefits shall be paid to the Executive only if the release is returned within 60 days after the Executive’s termination of employment; and further provided that with respect to amounts payable under Section 9(d)(ii)(A) that are Deferred Compensation, any such payment shall be made on the later of (I) the 15th day of the third calendar month following the Executive’s termination of employment, and (II) the date payment of such amounts that would otherwise have been due absent the provisions of clause (I) above; and further provided that amounts delayed pursuant to clause (I) shall be accumulated without interest paid on the date determined in accordance with such clause (I).

(vi) If there is a Termination Without Cause during the first year of the Initial Term, then subject to the provisions of this Agreement, Executive will receive the amounts payable under Section 9(d)(ii)(A) and (B) plus any remaining but unpaid salary or contract benefits due him for the first year of the Initial Term.

(vii)  Any ordinary shares of restricted AGL stock and options to purchase ordinary shares of AGL stock held by Executive will continue to vest in accordance with the terms of the awards for the period of time which includes the completion of this Contract and any subsequent Payment Period as set forth in Section 9(d)(ii)(A).

(e) Voluntary Termination by the Executive

The Executive may voluntarily terminate his employment with the Company at any time prior to the expiration of the term of this Agreement. Such termination shall constitute a voluntary termination and, in such event, the Executive shall be limited to the same rights and benefits as applicable to the termination for Cause, as described in Section 9(c) above.

(f) Change in Control

In the event of a Change in Control (as defined below) all stock based awards in which the Executive is not yet vested shall become fully vested and stock options shall be exercisable for their term.  In addition, the Executive may resign for any reason at any time during the twelve month period following a Change in Control (as defined below) and receive the same salary continuation, bonus eligibility and benefits as if the Executive were Terminated Without Cause pursuant to Section 9(d) of this Agreement.  The term Change in Control shall be as defined in the LTIP as of the date hereof, a copy of which is attached hereto as Exhibit A.

(g) Resignation Upon Termination

At the time of termination of employment for any reason, the Executive agrees at the request of the Company to resign from any position he holds as a Director (or other similar position) of the Company and any Affiliates, unless other explicit arrangements are agreed upon between the Executive and the Company.

(h) Termination of Employment

References in this Agreement to the Executive’s termination of employment (including references to the Executive’s employment termination, and to the Executive terminating employment) shall mean the Executive ceasing to be employed by the Company and the Affiliates, subject to the following:

(i)  The employment relationship will be deemed to have ended at the time the Executive and his or her employer reasonably anticipate that a level of bona fide services the Executive would perform for the Company and the Affiliates after such date (whether as an employee or independent contractor, but not as a director) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliates if the Executive has performed services for the Company and the Affiliates for less than 36 months).  In the absence of an expectation that the Executive will perform at the above-described level, the date of termination of employment will not be delayed solely by reason of the Executive continuing to be on the Company’s and the Affiliates’ payroll after such date.

(ii)  The employment relationship will be treated as continuing intact while the Executive is on a bona fide leave of absence (determined in accordance with Treas. Reg. §1.409A-1(h)).

(iii)  The determination of the Executive’s termination of employment by reason of a sale of assets, sale of stock, spin-off, or other similar transaction of the Company or an Affiliate will be made in accordance with Treas. Reg. §1.409A-1(h).

(iv)  For purposes of this Agreement, the term “Affiliates” means all persons with whom the Company is considered to be a single employer under section 414(b) of the Code and all persons with whom the Company would be considered a single employer under section 414(c) of the Code.

(i) Deferred Compensation Restrictions

If the Executive is a Specified Employee at the time of termination of employment, payments of benefits under this Agreement that constitute Deferred Compensation may not be paid before the date that is six months after the date of termination of employment or, if earlier, the date of death of the Executive.  At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of the limitation in this paragraph (i) shall be paid on the first day of the seventh month following the date of termination of employment.  For purposes of this Agreement, the term “Specified Employee” shall be defined in accordance with Treas. Reg. §1.409A-1(i) and such rules as may be established by the Chief Executive Officer of the Company or his or her delegate from time to time.  For purposes of this Agreement, the term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1 (and excludes, among other things, certain amounts not treated as providing for the deferral of compensation pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), which provides for the exclusion of certain separation payments which are less than $490,000, subject to certain other provisions and restrictions).

10. Noncompetition

During the term of the Executive’s employment and for a period of 12 months following the termination of his employment for any reason other than a Termination Without Cause, the Executive shall not, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, engage, within the United States, Bermuda, or the Cayman Islands, if such activities involve insurance or reinsurance of United States based entities or risks that are competitive with the financial guaranty insurance business then being conducted by the Company or a Related Company and which, during the period covered by the Executive’s employment, were conducted by the Company or a Related Company.  For as long as the above described restrictions on competition apply, the Executive shall not hire any employee or former employee of the Company or a Related Company nor encourage any employee of the Company or a Related Company to leave the employ of the Company or a Related Company.  This section will not be in effect after the Executive’s termination of employment, subject to the following:

(i)  The Company may, at its option, by notice to the Executive provided to the Executive not later than 10 days after the termination of employment, agree to continue to pay the Executive’s base salary and the hospitalization plan, major medical plan, dental plan, group-term life insurance plan, and accidental death and dismemberment plan provided to executives actively employed by the Company for the period that ends at the earlier of (A) the one year anniversary of the Executive’s termination or resignation from employment for any reason or (B) the last date on which amounts could be paid and satisfy the short-term deferral exception to treatment of such payments as Deferred Compensation (as provided in Treas. Reg. §1.409A-1(b)(4)), and the restrictions of this Section shall remain in effect during the period as to which those payments are made.  The Company’s election to make the payments under this paragraph (i) shall apply to not less than the entire period set forth in the preceding sentence, except with the consent of the Executive.

(ii) If the Company elects to make payments in accordance with paragraph (i) above, and such period ends earlier than one-year anniversary of the date of termination, then the Company may, by notice to the Executive during the first 15 days of the taxable year following the taxable year in which the Executive’s termination of employment occurs, elect to continue to make such payments for the remainder of the period ending on the one-year anniversary of the termination date, and the restrictions of this Section shall remain in effect during the remainder of such one-year period.  The Company’s election to make the payments under this paragraph (ii) shall apply to not less than the entire period set forth in the preceding sentence, except with the consent of the Executive.

The term “Related Company” means all persons with whom the Company would be considered to be a single employer under section 414(b) of the Code and all persons with whom the Company would be considered a single employer under section 414(c) of the Code (including, without limitation, all persons with whom FSA would be considered to be a single employer under section 414(b) of the Code and all persons with whom FSA would be considered a single employer under section 414(c) of the Code).  For purposes of this definition, (i) a person will continue to be a “Related Company” if it would constitute a “Related Company” in accordance with the foregoing definition at any time while the Executive was employed by the Company or an Affiliate; and (ii) subject to clause (i) of this sentence, a person will be a Related Company with respect to FSA if it would constitute a “Related Company” either before or after the Closing.

11. Confidential Information

The Executive covenants that he shall not, without the prior written consent of the Chief Executive Officer use, or disclose to any person (other than an employee of either of the Company, or other person to whom disclosure is necessary to the performance by the Executive of his duties in the employ of the Company) any confidential or proprietary information about the Company or a Related Company or their business, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive). The foregoing covenants by the Executive shall be without limitation as to time and geographic applications.

12. Remedy for Violation of Noncompetition or Confidential Information Provisions

Without intending to limit the remedies available to the Company for the breach of any of the Executive’s covenants in Sections 10 and 11, the Executive acknowledges and agrees that damages at law are an insufficient remedy for the Company and that, accordingly, the Company shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach, or otherwise specifically enforce, any or all of said covenants. The Parties acknowledge that each of the covenants contained in Sections 10 and 11 is an essential element of this Agreement. If any covenant or term of Section 10 or 11 or any portion thereof of this Section 12, is determined to be invalid or unenforceable in any instance, such determination shall not prevent the reassertion thereof with respect of any other breach or violation. If, in any proceeding, a court (or other tribunal) refuses to enforce the covenants contained in Section 10 or 11 or this Section 12 because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed amended to the extent (but only to the extent) required by law to permit its enforceability hereunder.

Notwithstanding anything contained in this Agreement to the contrary, in the event that the Executive’s employment is terminated without Cause (as defined in Section 9(d)(i)) and the Court determines that the Executive has violated Section 10 or 11 of this Agreement, then the Companies shall be entitled to discontinue any payments or benefits that would otherwise be provided under Section 9(d) and the Executive shall forfeit his rights to the same.

13. Withholding

Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it is required to withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withholding such taxes have been satisfied.

14. Arbitration of All Disputes

Subject to the provisions of Section 14, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of New York in accordance with American Arbitration Association’s National Rules for Resolution of Employment Disputes.

15. Entire Agreement

Subject to the following sentence, this Agreement as in effect as of the Effective Date contains the entire agreement between the Parties concerning the subject matter hereof and supercedes all prior agreements, undertakings, discussions, negotiations, and undertakings, whether written or oral, between the Company and the Executive with respect thereto; provided that this Agreement shall not supersede the Company’s recoupment policy or any other provision of its Code of Conduct.  However, the effectiveness of this Agreement is contingent on the Executive having executed the Settlement Agreement (defined below) and contingent on the period during which the Executive may revoke such execution of the Settlement Agreement having expired prior to the Effective Date.  The term “Settlement Agreement” means the settlement agreement between the Executive and FSA effective as of the Effective Date and providing for the settlement of claims against FSA and its affiliates.

16. Assignability; Binding Nature

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, other than his rights to receive salary and bonuses hereunder which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that that assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations, and duties of the Company as contained in this Agreement, either contractually or as a matter of law.

17. Amendment or Waiver

No provision in this Agreement may be amended or waived unless such amendment or waiver is (1) agreed to in writing, and (2) the agreement is signed by the Executive and by an authorized officer of the Company or its successor. No waiver by any party hereto of any breach by any other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

18. Notices

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below to such changed address of which such party may subsequently by similar process give notice:

If to the Company:

Assured Guaranty U.S. Holdings, Inc.

Attention: General Counsel

1325 Avenue of the Americas

New York, NY 10019

If to the Executive:

Mr. Sean W. McCarthy

452 Greenwich Street

New York, NY 10013

19. Severability

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

20. Survivorship

The respective rights and obligations of the parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

21. References

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his estate or other legal representative. All statements of or references to dollar amounts in this Agreement shall mean lawful money of the United States of America.

22. Governing-Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to the principles of conflict of laws of any jurisdiction.

23. Headings

The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24. Counterparts

This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the Executive has signed this Agreement on the date set forth below and, on behalf of the Company, the undersigned officer of the Company has executed this Agreement pursuant to the authority delegated to him by resolutions of the Compensation Committee of the Board of Directors on                         , 2009.

Assured Guaranty U.S. Holdings, Inc.

Date: , 2009	By:
James Michener
Its General Counsel

Date: , 2009
Sean W. McCarthy

EXHIBIT A

Long-Term Incentive Plan

ASSURED GUARANTY LTD. 2004

LONG-TERM INCENTIVE PLAN

(As Amended and Restated as of May 7, 2009)

SECTION 1

GENERAL

1.1.  Purpose.  The Assured Guaranty Ltd. 2004 Long-Term Incentive Plan (the “Plan”) has been established by Assured Guaranty Ltd. (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common shares; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.  The Plan was amended and restated on August 5, 2008, to conform to the requirements of section 409A of the Code.  The Plan as so amended and restated was amended and restated as of May 7, 2009 in the form set forth herein, to be effective with respect to Awards granted after December 31, 2008, subject to shareholder approval.

1.2.  Participation.  Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3.  Operation, Administration, and Definitions.  The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 5 (relating to operation and administration).  Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 9).

SECTION 2

OPTIONS AND SARS

2.1.  Definitions.

(a)           The grant of an “Option” entitles the Participant to purchase Shares at an Exercise Price established by the Committee.  Any Option granted under this Section 2 may be either an incentive stock option (an “ISO”) or a non-qualified option (an “NQO”), as determined in the discretion of the Committee.  An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code.  An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b)           A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Shares (as determined in accordance with subsection 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of Shares at the time of exercise; over (b) an Exercise Price established by the Committee.

2.2.  Exercise Price.  The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted.  The Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of grant (or, if greater, the par value, if any, of a Share).

2.3.  Exercise.  An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.  In no event, however, shall an Option or SAR expire later than ten years after the date of its grant.

2.4.  Payment of Option Exercise Price.  The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a)           Subject to the following provisions of this subsection 2.4, the full Exercise Price for Shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

(b)           Subject to applicable law, the full Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares or by attestation, Shares acceptable to the Committee (including shares otherwise distributable pursuant to the exercise of the Option), and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c)           Subject to applicable law, the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5.  Settlement of Award.  Settlement of Options and SARs is subject to subsection 5.7.

2.6.  No Repricing.  Except for either adjustments pursuant to paragraph 5.2(f) (relating to the adjustment of Shares), or reductions of the Exercise Price approved by the Company’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower Exercise Price.

2.7.  Grants of Options and SARs.  An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement).  If an Option is in tandem with an SAR, the Exercise Price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a Share shall cancel the corresponding tandem SAR or Option right with respect to such Share.  If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same Exercise Price as the earlier granted Award, but the Exercise Price for the later granted Award may be less than the Fair Market Value of the Share at the time of such grant.

SECTION 3

FULL VALUE AWARDS

3.1.  Definition.  A “Full Value Award” is a grant of one or more Shares or a right to receive one or more Shares in the future, with such grant subject to one or more of the following, as determined by the Committee:

(a)           The grant shall be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(b)           The grant shall be contingent on the achievement of performance or other objectives during a specified period.

(c)           The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

3.2.  Restrictions on Awards.

(a)           The Committee may designate a Full Value Award granted to any Participant as “performance-based compensation” as that term is used in section 162(m) of the Code.  To the extent required by Code section 162(m), any Full Value Award so designated shall be conditioned on the achievement of one or more performance objectives.  The performance objectives shall be based on Performance Measures selected by the Committee.  For Awards under this Section 3 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance objectives shall be made during the period required under Code section 162(m).

(b)           If the right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives (whether or not related to the Performance Measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than three years (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination).  However, the Committee may grant Full Value Awards that do not condition vesting on achievement of performance objectives, and such Awards shall not be subject to the limits of foregoing provisions of this paragraph (b), provided that the aggregate number of shares subject to Full Value Awards granted pursuant to this paragraph (b) (excluding any such Awards to the extent that they have been forfeited or cancelled) may not exceed 5% of the limit imposed by paragraph 5.2(b) (relating to the limit on Shares granted under the Plan).

SECTION 4

CASH INCENTIVE AWARDS

A Cash Incentive Award is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Shares having value equivalent to the cash otherwise payable) that is contingent on achievement of performance or other objectives over a specified period established by the Committee.  The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.  The Committee may designate a Cash Incentive Award granted to any Participant as “performance-based compensation” as that term is used in section 162(m) of the Code.  To the extent required by Code section 162(m), any such Award so designated shall be conditioned on the achievement of one or more performance objectives.  The performance objectives shall be based on Performance Measures as selected by the Committee.  For Awards under this Section 4 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance objectives shall be made during the period required under Code section 162(m).  Except as otherwise provided in the applicable plan or arrangement, distribution of any bonus awards by the Company or its Subsidiaries (whether granted this Plan or otherwise), for a performance period ending in a calendar year, shall be made to the participant not later than March 15 of the following calendar year; provided, however, that for purposes of determining compliance with Code section 409A, a payment will be considered to satisfy the requirement of this sentence if distribution is made no later than the end of the calendar year following the end of the applicable performance period.

SECTION 5

OPERATION AND ADMINISTRATION

5.1.  History.  The Plan was amended and restated as of August 5, 2008, to conform to the requirements of section 409A of the Code.  The Plan as so amended and restated was amended and restated as of May 7, 2009 in the form set forth herein, to be effective with respect to Awards granted after December 31, 2008, contingent on shareholder approval of such restatement by the Company’s shareholders at the 2009 annual meeting, to increase the shares reserved under the Plan and to make certain other revisions.  To the extent not prohibited by applicable law or the applicable rules of any stock exchange, Awards which are to use Shares reserved under the Plan that are contingent on the approval by the Company’s shareholders may be granted prior to that meeting contingent on such approval.  The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of May 7, 2009, which is the date on which the shareholders approved the Plan as amended and restated to increase the reserved Shares.

5.2.  Shares and Other Amounts Subject to Plan.  The Shares for which Awards may be granted under the Plan shall be subject to the following:

(a)           The Shares with respect to which Awards may be made under the Plan shall be: (i) shares currently authorized but unissued; (ii) to the extent permitted by applicable law, currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions (it being recognized that at the time of adoption of the Plan the Company is not permitted to have treasury shares); or (iii) shares purchased in the open market by a direct or indirect wholly-owned subsidiary of the Company (as determined by the Chief Executive Officer or the Chief Financial Officer of the Company).  The Company may contribute to the subsidiary or trust an amount sufficient to accomplish the purchase in the open market of the Shares to be so acquired (as determined by the Chief Executive Officer or the Chief Financial Officer of the Company).

(b)           Subject to the following provisions of this subsection 5.2, the maximum number of Shares that may be delivered to Participants and their beneficiaries under the Plan shall be 10,970,000 Shares (which number includes all shares available for delivery under this paragraph (b) since the establishment of the Plan in 2004, determined in accordance with the terms of the Plan).

(c)           To the extent provided by the Committee, any Award may be settled in cash rather than Shares.

(d)           Only Shares, if any, actually delivered to the Participant or beneficiary on an unrestricted basis with respect to an Award shall be treated as delivered for purposes of the determination under paragraph (b) above, regardless of whether the Award is denominated in Shares or cash.  Consistent with the foregoing:

(i)            To the extent any Shares covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the Shares are not delivered on an unrestricted basis (including, without limitation, by reason of the Award being settled in cash or used to satisfy the applicable tax withholding obligation), such Shares shall not be deemed to have been delivered for purposes of the determination under paragraph (b) above.

(ii)           If the exercise price of any Option granted under the Plan or the tax withholding obligation with respect to any Award granted under the Plan is satisfied by tendering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the number of Shares available for delivery under the Plan.

(e)           Subject to paragraph 5.2(f), the following additional maximums are imposed under the Plan:

(i)            The maximum number of Shares that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 10,970,000 Shares (which number includes all Shares available for delivery under this paragraph (e)(i) since the establishment of the Plan in 2004, determined in accordance with the terms of the Plan); provided, however, that to the extent that Shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan.

(ii)           The maximum number of Shares that may be covered by Awards granted to any one Participant during any one-calendar-year period pursuant to Section 2 (relating to Options and SARs) shall be 2,500,000 Shares.  For purposes of this paragraph (ii), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to such Share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of applying the limitations of this paragraph (ii).

(iii)          The maximum number of Shares that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Full Value Awards) shall be 2,500,000 Shares.

(iv)          For Full Value Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than 1,250,000 Shares may be delivered pursuant to such Awards granted to any one Participant during any one-calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this paragraph (iv) that are intended to be performance-based compensation shall be subject to the following:

(A)          If the Awards are denominated in Shares but an equivalent amount of cash is delivered in lieu of delivery of Shares, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of Shares into cash.

(B)           If delivery of Shares or cash is deferred until after Shares have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Shares are earned shall be disregarded.

(v)                                 For Cash Incentive Value Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), the maximum amount payable to any Participant with respect to any performance period shall equal $500,000 multiplied by the number of calendar months included in that performance period; provided that Awards described in this paragraph (v), that are intended to be performance-based compensation, shall be subject to the following:

(A)                              If the Awards are denominated in cash but an equivalent amount of Shares is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Shares.

(B)                                If delivery of Shares or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

(f)                                    In the event of a corporate transaction involving the Company (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee may adjust Awards to reflect the transactions.  Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (A) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on shares of a company resulting from the transaction, and (B) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option, the amount of such payment may be the excess of value of the Shares subject to the Option at the time of the transaction over the exercise price).  However, in no event shall this paragraph (f) be construed to permit a modification (including a replacement) of an Option or SAR if such modification either: (i) would result in accelerated recognition of income or imposition of additional tax under Code section 409A; or (ii) would cause the Option or SAR subject to the modification (or cause a replacement Option or SAR) to be subject to Code section 409A, provided that the restriction of this clause (ii) shall not apply to any Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

5.3.  General Restrictions.  Delivery of Shares or other amounts under the Plan shall be subject to the following:

(a)                                  Notwithstanding any other provision of the Plan, the Company shall have no obligation to recognize an exercise of an Option or SAR or deliver any Shares or make any other distribution of benefits under the Plan unless such exercise, delivery or distribution complies with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity or other regulatory authority with respect to the issue of shares and securities by the Company.

(b)                                 To the extent that the Plan provides for issuance of share certificates to reflect the issuance of Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by or may be made in compliance with applicable law, the Bye-laws of the Company, or the applicable rules of any stock exchange.

5.4.  Tax Withholding.  All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any Shares or other benefits under the Plan on satisfaction of the applicable withholding obligations.  Except as otherwise provided by the Committee and subject to applicable law, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of Shares which the Participant already owns (provided, however, that to the extent Shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with Shares in accordance with this clause (ii) shall be limited to Shares held by the Participant for not less than six months prior to the payment date); or (iii) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that such Shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

5.5.  Grant and Use of Awards.  In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant.  Subject to subsection 2.6 (relating to repricing), Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary).  Subject to the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.  Notwithstanding the provisions of subsection 2.2, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of the Company or a Subsidiary assumed in business combinations may provide for Exercise Prices that are less than the Fair Market Value of the Shares at the time of the replacement grants, if the Committee determines that such Exercise Price is appropriate to preserve the economic benefit of the award.  The provisions of this subsection shall be subject to the provisions of subsection 5.15.

5.6.  Dividends and Dividend Equivalents.  An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend or dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares as determined by the Committee.  Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares, will be subject to the Company’s Bye-laws as well as applicable law and further may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.  The provisions of this subsection shall be subject to the provisions of subsection 5.15.

5.7.  Settlement of Awards.  The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of Shares, the granting of replacement Awards, or combination thereof as the Committee shall determine.  Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine.  The Committee may permit or require the deferral of any Award payment or distribution, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Share equivalents.  Except for Options and SARs designated at the time of grant or otherwise as intended to be subject to Code section 409A, this subsection 5.7 shall not be construed to permit the deferred settlement of Options or SARs, if such settlement would result in deferral of compensation under Treas. Reg. §1.409A-1(b)(5)(i)(A)(3) (except as permitted in paragraphs (i) and (ii) of that section).  Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant.  Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.  The provisions of this subsection shall be subject to the provisions of subsection 5.15.

5.8.  Transferability.  Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

5.9.  Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.10.  Agreement With Company.  An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe.  The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee.  A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document.  Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

5.11.  Action by Company or Subsidiary.  Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

5.12.  Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.13.  Limitation of Implied Rights.

(a)                                  Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)                                 The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.  Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and is registered in the Company’s Register of Shareholders.

(c)                                  All Stock and shares issued under any Award or otherwise are to be held subject to the provisions of the Company’s Bye-laws and each Participant is deemed to agree to be bound by the terms of the Company’s Bye-laws as they stand at the time of issue of any Shares under the Plan.

5.14.  Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

5.15.  Limitations under Section 409A.  The provisions of the Plan shall be subject to the following:

(a)                                  Neither subsection 5.5 nor any other provision of the Plan shall be construed to permit the grant of an Option or SAR if such action would cause the Option or SAR being granted or the option or stock appreciation right being replaced to be subject to Code section 409A, provided that this paragraph (a) shall not apply to any Option or SAR (or option or stock appreciation right granted under another plan) being replaced that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

(b)                                 Except with respect to an Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A, no Option or SAR shall condition the receipt of dividends with respect to an Option or SAR on the exercise of such Award, or otherwise provide for payment of such dividends in a manner that would cause the payment to be treated as an offset to or reduction of the exercise price of the Option or SAR pursuant Treas. Reg. §1.409A-1(b)(5)(i)(E).

(c)                                  The Plan shall not be construed to permit a modification of an Award, or to permit the payment of a dividend or dividend equivalent, if such actions would result in accelerated recognition of taxable income or imposition of additional tax under Code section 409A.

SECTION 6

CHANGE IN CONTROL

Subject to the provisions of paragraph 5.2(f) (relating to the adjustment of shares), the occurrence of a Change in Control shall have the effect, if any, with respect to any Award as set forth in the Award Agreement or, to the extent not prohibited by the Plan or the Award Agreement, as provided by the Committee.

SECTION 7

COMMITTEE

7.1.  Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 7.  The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board.  As a committee of the Board, the Committee is subject to the overview of the Board.  If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

7.2.  Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

(a)                                  Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to cancel or suspend Awards.

(b)                                 To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States and Bermuda, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States and Bermuda.

(c)                                  The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)                                 Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)                                  In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to applicable corporate law.

(f)                                    Notwithstanding any other provision of the Plan, no benefit shall be distributed under the Plan to any person unless the Committee, in its sole discretion, determines that such person is entitled to benefits under the Plan.

7.3.  Delegation by Committee.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Committee at any time.

7.4.  Information to be Furnished to Committee.  The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties.  The records of the Company and Subsidiaries as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 8

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee if applicable); and further provided that adjustments pursuant to paragraph 5.2(f) shall not be subject to the foregoing limitations of this Section 8; and further provided that the provisions of subsection 2.6 (relating to Option and SAR repricing) cannot be amended unless the amendment is approved by the Company’s shareholders.  No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code section 409A to become subject to section 409A.

SECTION 9

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a)                                  Award.  The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, and Full Value Awards.

(b)                                 Board.  The term “Board” means the Board of Directors of the Company.

(c)                                  Change in Control.  The term “Change in Control” means the occurrence of the events described in any of paragraphs (i), (ii), (iii) or (iv) below:

(i)                                   Acquisition of Securities.  The acquisition (disregarding any Excluded Acquisitions) by any Person of ownership of any Voting Securities if, immediately after such acquisition, such Person has ownership of more than twenty-five percent (25%) of either the Outstanding Company Common Shares, or the combined voting power of the Outstanding Company Voting Securities.  In no event shall a Change in Control occur by reason of ownership of Shares, Voting Securities, Outstanding Company Common Shares, or Outstanding Company Voting Securities by ACE Limited and/or any successor or Affiliate of ACE Limited.

(ii)                                Change in Board.  Individuals who constitute the Incumbent Board cease for any reason to represent greater than 50% of the voting power of members of the Board.

(iii)                             Corporate Transaction.  Consummation of (A) a Corporate Transaction or (B) the sale or other disposition of more than fifty percent (50%) of the operating assets of the Company (determined on a consolidated basis), but not including an Internal Reorganization.

(iv)                            Liquidation.  Approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company.

(v)                               Definitions.  The terms used in the definition of “Change in Control” shall have the following meanings:

(A)                            An “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

(B)                              The term “Company Plan” means an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company.

(C)                              The term “Corporate Transaction” means any reorganization, merger, amalgamation, consolidation, or other business combination involving the Company.

(D)                             The following shall constitute “Excluded Acquisitions” of Shares or Voting Securities (whichever is applicable):

(I)                                  Any acquisition of Shares or Voting Securities (whichever is applicable) by a Company Plan.

(II)                              Any acquisition of Shares or Voting Securities (whichever is applicable) by an underwriter temporarily holding securities pursuant to an offering of such securities.

(III)                          Any acquisition of Shares or Voting Securities (whichever is applicable) by any Person pursuant to an Internal Reorganization.

(IV)                          Any acquisition of Shares or Voting Securities (whichever is applicable) directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company).

(V)                              Any acquisition of Shares or Voting Securities (whichever is applicable) by the Company.

(VI)                          Any acquisition of Shares or Voting Securities (whichever is applicable) by ACE Limited and/or any successor or Affiliate of ACE Limited or any employee benefit plan (or related trust) maintained by any such entity.

(E)                               The members of the “Incumbent Board” shall mean the members of the Board of Directors as of the date immediately prior to the date of the initial public offering of the shares of the Company and shall also mean any individual becoming a director after that date whose election, or nomination for election by the Company shareholders, was approved by a vote of a least a majority of the directors then comprising the Incumbent Board; provided, however, that there shall be excluded for this purpose any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Securities Exchange Act of 1934) or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(F)                               The term “Internal Reorganization” means a sale-leaseback or other arrangement resulting in the continued utilization of the assets being sold or otherwise transferred (or the operating products of such assets) by the Company.  The term “Internal Reorganization” also means a Corporate Transaction to which all of paragraphs (I), (II), and (III) below are applicable:

(I)                                   All or substantially all of the individuals and entities who have ownership, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction have ownership of more than fifty percent (50%) of, respectively, the then outstanding shares of common equity securities and the combined voting power of the then outstanding Voting Securities entitled to vote generally in the election of directors, as the case may be, of the ultimate parent entity resulting from such Corporate Transaction (including, without limitation, an entity which, as a result of such transaction, has ownership of the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same relative proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be.

(II)                              No Person (other than the Company, any Company Plan or related trust, the corporation resulting from such Corporate Transaction, and any Person having ownership, immediately prior to such Corporate Transaction, directly or indirectly, of more than twenty-five percent (25%) of the Outstanding Company Common Shares or the Outstanding Company Voting Securities, as the case may be) will have ownership of more than twenty-five percent (25%) of, respectively, the then outstanding common shares of the ultimate parent entity resulting from such Corporate Transaction or the combined voting power of the then outstanding Voting Securities of such entity.

(III)         Individuals who were members of the Incumbent Board immediately prior to the Corporate Transaction will constitute at least a majority of the members of the board of directors of the ultimate parent entity resulting from such Corporate Transaction.

(G)           The term “Outstanding Company Common Shares” as of any date means the then outstanding common shares, of whatever subclass or series, of the Company.

(H)          The term “Outstanding Company Voting Securities” as of any date means the then outstanding Voting Securities (which shall be counted based on the number of votes that may be cast per share).

(I)            The term “ownership” means beneficial ownership within the meaning of Rule  13d-3 promulgated under the Securities Exchange Act of 1934.

(J)            The term “Person” means an individual, entity or group as that term is used in Section  13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934.

(K)          The term “Voting Securities” as of any date means any of the outstanding securities of the Company entitled to vote generally in the election of the Company’s Board of Directors.

(d)           Code.  The term “Code” means the United States Internal Revenue Code of 1986, as amended.  A reference to any provision of the Code shall include reference to any successor provision of the Code.

(e)           Dollars.  As used in the Plan, the term “dollars” or numbers preceded by the symbol “$” means amounts in United States dollars.

(f)            Eligible Individual.  For purposes of the Plan, the term “Eligible Individual” means any employee of the Company or a Subsidiary, and any consultant, director, or other person providing services to the Company or a Subsidiary; provided, however, that to the extent required by the Code, an ISO may only be granted to an employee of the Company or a subsidiary corporation of the Company (as that term is used in section 424(f) of the Code).  An Award may be granted to an employee or other individual providing services, in connection with hiring, retention or otherwise, prior to the date the employee or service provider first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee or service provider first performs such services.

(g)           Fair Market Value.  Except as otherwise provided by the Committee, the “Fair Market Value” of a Share as of any date shall be the closing market composite price for such Share as reported for the New York Stock Exchange - Composite Transactions on that date or, if the Shares are not traded on that date, on the next preceding date on which the Shares were traded.

(h)           Performance Measures.  The “Performance Measures” shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures: gross premiums written; net premiums written; net premiums earned; net investment income; losses and loss expenses; underwriting and administrative expenses; operating expenses; cash flow(s); operating income; profits, earnings before interest and taxes; net income; stock price; return on equity; dividends; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or any combination thereof.  Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, investments or to assets or net assets.

(i)            Shares.  The term “Shares” means common shares of the Company.

(j)            Subsidiaries.  For purposes of the Plan, the term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

(k)           Stock.  The term “Stock” is sometimes used to refer to common shares of the Company.

(l)            Termination of Service.  With respect to Awards that constitute Deferred Compensation, references to the Participant’s termination of employment (including references to the Participant’s employment termination, and to the Participant terminating employment, a Participant’s separation from service, and other similar reference) and references to a Participant’s termination as a director (including separation from service and other similar references) shall mean, respectively, the Participant ceasing to be employed by, or ceasing to perform director services for, the Company and the Affiliates, subject to the following:

(i)            The employment relationship or director relationship will be deemed to have ended at the time the Participant and the applicable company reasonably anticipate that a level of bona fide services the Participant would perform for the Company and the Affiliates after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliates if the Participant has performed services for the Company and the Affiliates for less than 36 months).  In the absence of an expectation that the Participant will perform at the above-described level, the date of termination of employment or termination as a director will not be delayed solely by reason of the Participant continuing to be on the Company’s and the Affiliates’ payroll after such date.

(ii)           The employment or director relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg.  §409A-1(h)).

(iii)          The determination of a Participant’s termination of employment or termination as a director by reason of a sale of assets, sale of stock, spin-off, or other similar transaction of the Company or an Affiliate will be made in accordance with Treas. Reg. §1.409A-1(h).

(iv)          If a Participant performs services both as an employee of the Company or an Affiliate, and a member of the board of directors of the Company or an Affiliate, the determination of whether termination of employment or termination of service as a director shall be made in accordance with Treas. Reg. §1.409A-1(h)(5) (relating to dual status service providers).

(v)           The term “Affiliates” means all persons with whom the Company is considered to be a single employer under section 414(b) of the Code and all persons with whom the Company would be considered a single employer under section 414(c) thereof.

(vi)          The term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1.

EXHIBIT B
Gross-Up Provisions

(a)  Anything in this Agreement to the contrary notwithstanding, except for paragraph (b) below, in the event it shall be determined that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)  Notwithstanding the provisions of paragraph (a) above, if it shall be determined that the Executive would otherwise be entitled to the Gross-Up Payment, but the value of all Payments do not exceed 310% of the Executive’s “base amount,” within the meaning of Section 280G of the Code, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) shall be reduced so that the value of all Payments, in the aggregate, equals the Safe Harbor Amount.  The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G of the Code.  The reduction in accordance with this paragraph (b) shall be made in the following order:

(i)  First, by reducing the cash amounts of Payments (excluding coverage under a hospitalization plan, major medical plan, dental plan, group-term life insurance plan, accidental death and dismemberment plan (“welfare benefits”) that would not constitute Deferred Compensation (with the Payments subject to such reduction to be determined by the Company), to the extent necessary to decrease the Payments to the Base Amount.

(ii)  Next, if after the reduction to zero of the amounts described in paragraph (i) above, the remaining scheduled Payments are greater than the Base Amount, then by reducing the cash amounts of Payments (excluding welfare benefits) that constitute Deferred Compensation, with the reductions to be applied first to the Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the Payments to the Base Amount.

As a result of uncertainty in the application of Section 280G of the Code at the time of any initial determination by the Accounting Firm (as described in paragraph (c) below), it is possible that Payments will have been paid or distributed by the Company which should not be so paid or distributed (“Overpayment”) or that additional Payments which were not paid or distributed by the Company could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the amount due hereunder.  In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company promptly upon receiving notice of such Overpayment together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company (or if paid by the Executive to the Company shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is nondeductible under Section 280G of the Code or which is subject to taxation under Section 4999 of the Code.  In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(c)  Subject to the provisions of paragraph (d) below, all determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, or whether a reduction in Payments is required under paragraph (b) above is required, and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  The Accounting Firm shall be jointly selected by the Company and the Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies.  If the Company and the Executive cannot agree on the firm to serve as the Accounting Firm, then the Company and the Executive shall each select a nationally recognized accounting firm and those two firms shall jointly select a nationally recognized accounting firm to serve as the Accounting Firm.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (a “Gross-Up Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to paragraph (d) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such

Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(d)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim,

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)          cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)          permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this paragraph (d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided the Executive shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (d) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph (d) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (d) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f)  If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and the Executive were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination.  If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination.  If the redetermination of the Excise Tax results in a reduction of the Excise Tax, the Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid.  If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of paragraph (d) above relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by the Executive, participation by the Company in the proceedings and indemnification by the Company.  Upon receipt of any such refund, the Executive shall promptly pay the amount of such refund to the Company.  If the amount of the income taxes otherwise payable by the Executive in respect of the year in which the Executive makes such payment to the Company is reduced as a result of such payment, the Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company.  In the event there is a subsequent redetermination of the Executive’s income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to the Executive the amount of such reduction.  If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount.  The Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him or her as a result of paying to the Company the amount of the initial tax benefit.

EXHIBIT C
Executive Release And Waiver

1.  This document is attached to, is incorporated into, and forms a part of, the employment agreement dated                       , 2009 (the “Agreement”) by and between Sean W. McCarthy (the “Executive”) and Assured Guaranty U.S. Holdings, Inc. (the “Company”).  The Executive, on behalf of himself and the other Executive Releasors, knowingly and voluntarily releases and forever discharges the Company and the other Company Releasees from any and all Claims which the Executive now has or claims, or might hereafter have or claim (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, occurring or arising on or before the date of this Release and Waiver, to the extent that the Claim arises out of or relates to the Executive’s employment by the Company and its Affiliates (including his service as a director of the Company and its Affiliates) and/or the Executive’s termination or resignation therefrom.  However, nothing in this Release and Waiver shall constitute a release of any Claims of the Executive (or other Executive Releasors) that may arise under Section 8(c) (relating to indemnification against certain claims), Section 9(d) (relating to payments on employment termination), or Exhibit B (relating to certain tax payments of the Agreement).

For purposes of this Release and Waiver, the terms set forth below shall have the following meanings:

(a)           The term “Agreement” shall include the Agreement and the Exhibits thereto, and including the plans and arrangements under which the Executive is entitled to benefits in accordance with the Agreement and the Exhibits.

(b)           The term “Claims” shall include (except for claims for breach of the Agreement) any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, known or unknown, cognizable at law or equity, and shall include, without limitation, claims arising under (or alleged to have arisen under) (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) The Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) The Immigration Reform Control Act, as amended; (vii) The Americans with Disabilities Act of 1990, as amended; (viii) The National Labor Relations Act, as amended; (ix) The Fair Labor Standards Act, as amended; (x) The Occupational Safety and Health Act, as amended; (xi) The Family and Medical Leave Act of 1993; (xii) the Sarbanes-Oxley Act; (xiii) the federal Worker Adjustment and Retraining Notification Act and any similar state laws; (xiv) any state antidiscrimination law; (xv) any state or local wage and hour law; (xvi) any other local, state or federal law, regulation or ordinance; (xvii) any whistleblower law; (xviii) any public policy, contract, tort, or common law; or (xix) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.  (Executive specifically releases any claim based on any amendment to the laws referenced, whenever such amendment was enacted, and specifically releases any claim under the Lily Ledbetter Fair Pay Act and any new laws enacted after January 1, 2009.  Executive does not, however, release any claim which the statute provides may not be released under any circumstances.)

(c)           The term “Company Releasees” shall include the Company and its Affiliates (as defined in the Agreement), and their officers, directors, trustees, members, representatives, agents, employees, shareholders, partners, attorneys, assigns, administrators and fiduciaries under any employee benefit plan of the Company and its Affiliates, and insurers, and their predecessors and successors.

(d)           The term “Executive Releasors” shall include the Executive, and his family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Executive.

2.  The following provisions are applicable to and made a part of the Agreement and this Release and Waiver:

(a)           This Release and Waiver shall be executed not earlier than the Executive’s Termination Date (as defined in the Agreement).  By this Release and Waiver, the Executive Releasors do not release or waive any right or claim which they may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, which arises after the date of execution of this Release and Waiver.

(b)           In exchange for this Release and Waiver, the Executive hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company’s policy or applicable law.

(c)           The Company hereby expressly advises the Executive to consult with an attorney of his choosing prior to executing this Release and Waiver.

(d)           The Executive has twenty-one (21) days from the date of presentment to consider whether or not to execute this Release and Waiver.  In the event of such execution, the Executive has a further period of seven (7) days from the date of said execution in which to revoke said execution.  This Release and Waiver will not become effective until expiration of such revocation period.

(e)           This Release and Waiver, and the commitments and obligations of all parties under Section 9(d) of the Agreement:

(i)  shall become final and binding immediately following the expiration of the Executive’s right to revoke the execution of this Release and Waiver in accordance with paragraph 2(d) of this Exhibit C;

(ii)  shall not become final and binding until the expiration of such right to revoke; and

(iii)  shall not become final and binding if the Executive revokes such execution.

3.  The Executive hereby acknowledges that he has carefully read and understands the terms of this Release and Waiver and each of his rights as set forth therein.

Executive

Date:
State of
County of
Subscribed Before Me This
Day of , .

Notary Public